Exhibit 4.38

HAITAOCHE LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Haitaoche Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Haitaoche Limited (the “Company”) as of December 31, 2019 and 2020, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audits of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk LLP

We have served as the Company’s auditor since 2020.

Beijing, China

May 14, 2021

HAITAOCHE LIMITED

CONSOLIDATED BALANCE SHEETS

(Amounts in U.S. dollars except for number of shares)

	As of December 31,
	2019	2020
ASSETS
Current assets:
Cash and cash equivalents	$3,545	$607,360
Amount due from related parties	195,998	704,981
Prepaid expenses and other current assets	4,554	441,359
Total current assets	204,097	1,753,700
Property and equipment, net	2,095	962
Intangible asset, net	7,234	293,300
Other non-current assets	4,174,438	4,545,201
Total non-current assets	4,183,767	4,839,463
Total assets	$4,387,864	$6,593,163

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Advances from customers	$85,354	$411,756
Income tax payable	3,479	3,712
Amount due to related parties	278,836	10,115
Accrued expenses and other current liabilities	5,079	5,956
Total liabilities	372,748	431,539

Shareholders’ equity
Preferred shares (par value of $0.001 per share; 2,526,316 and 3,020,734 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	2,526	3,021
Ordinary shares (par value of $0.001 per share; 47,473,684 shares authorized, 8,000,000 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	8,000	8,000
Additional paid-in capital	5,492,875	7,624,648
Statutory reserve	7,565	7,565
Accumulated deficit	(1,557,118)	(1,723,443)
Accumulated other comprehensive (loss) income	61,268	241,833
Total shareholders’ equity	4,015,116	6,161,624

Total liabilities and shareholders’ equity	$4,387,864	$6,593,163

The accompanying notes are an integral part of these consolidated financial statements.

HAITAOCHE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Amounts in U.S. dollars except for number of shares)

	For the years ended
	December 31,
	2019	2020
Net revenues	$45,848,384	$1,207,455
Cost of revenues	(45,661,792)	(1,206,919)
Gross profit	186,592	536

Selling and marketing expenses	(195,044)	(10,958)
General and administrative expenses	(127,260)	(266,250)
Operating loss	(135,712)	(276,672)

Interest expense	(2,898)	(916)
Foreign currency exchange gains (loss)	(31,838)	86,229
Other income (loss), net	60,798	25,034

Loss before income taxes	(109,650)	(166,325)
Income tax expense	—	—
Net loss	(109,650)	(166,325)

Other comprehensive income
Foreign currency translation adjustment	112,428	180,565
Total comprehensive income	$2,778	$14,240

Net loss per ordinary share:
Basic and diluted	(0.0137)	(0.0208)
Weighted average ordinary shares outstanding
Basic and diluted	8,000,000	8,000,000

The accompanying notes are an integral part of these consolidated financial statements.

HAITAOCHE LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in U.S. dollars except for number of shares)

								Accumulated
					Additional			Other	Total
	Preferred shares		Ordinary shares		paid-in	Statutory	Accumulated	Comprehensive	shareholders’
	Shares	Amount	Shares	Amount	capital	reserve	deficit	(loss) income	equity
Balance as of December 31, 2018	2,526,316	$2,526	8,000,000	$8,000	1,583,790	7,565	(1,447,468)	(51,160)	103,253

Capital contribution	—	—	—	—	3,909,085	—	—	—	3,909,085
Net loss	—	—	—	—	—	—	(109,650)	—	(109,650)
Foreign currency translation adjustment, net of nil income taxes	—	—	—	—	—	—	—	112,428	112,428
Balance as of December 31, 2019	2,526,316	$2,526	8,000,000	$8,000	5,492,875	7,565	(1,557,118)	61,268	4,015,116

Capital contribution	494,418	$495	—	—	8,094,367	—	—	—	8,094,862
Return of contribution	—	—	—	—	(5,962,594)	—	—	—	(5,962,594)
Net loss	—	—	—	—	—	—	(166,325)	—	(166,325)
Foreign currency translation adjustment, net of nil income taxes	—	—	—	—	—	—	—	180,565	180,565
Balance as of December 31, 2020	3,020,734	3,021	8,000,000	$8,000	7,624,648	7,565	(1,723,443)	241,833	6,161,624

The accompanying notes are an integral part of these consolidated financial statements.

HAITAOCHE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in U.S. dollars except for number of shares)

	For the years ended
	December 31,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(109,650)	$(166,325)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,599	4,589
Foreign currency exchange gains (loss)	31,838	(86,229)
Changes in operating assets and liabilities
Inventories	43,677	—
Prepaid expenses and other current assets	1,208,541	(436,805)
Amount due from related parties	55,637	(508,983)
Advances from customers	(368,662)	326,402
Accrued expenses and other current liabilities	(22,306)	877
Amount due to related parties	(551,813)	(268,721)
Income tax payable	(33,158)	—
Other non-current assets	(97,819)	—
Net cash (used in) provided by operating activities	158,884	(1,135,195)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible asset	—	(289,679)
Net cash provided by (used in) investing activities	—	(289,679)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from interests-free borrowings from a related party	405,319	—
Repayments of interest-free borrowings to related parties	(4,632,015)	—
Capital contribution	3,909,085	8,094,862
Return of contribution	—	(5,962,594)
Net cash (used in) provided by financing activities	(317,611)	2,132,268

Effect of exchange rate changes on cash and cash equivalents	143,992	(103,579)

Net decrease in cash and cash equivalents	(14,735)	603,815
Cash and cash equivalents at beginning of year	18,280	3,545
Cash and cash equivalents at end of year	$3,545	$607,360

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income tax paid	$33,158	$—

The accompanying notes are an integral part of these consolidated financial statements.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

1.ORGANIZATION AND PRINCIPAL ACTIVITIES

Haitaoche Limited (“Haitaoche” or the “Company”) is a holding company incorporated under the laws of the Cayman Islands on January 13, 2015. The Company commenced operations through its variable interest entities (“VIEs”) in the People’s Republic of China (“PRC”). The Company is mainly engaged in sales of imported automobiles in PRC.

The consolidated financial statements reflect the activities of Haitaoche and each of the following entities:

			Percentage of
	Date of	Place of	effective	Principal
Name	Incorporation	incorporation	ownership	Activities
Wholly owned subsidiaries
Haitaoche Hongkong Limited (Haitaoche HK)	January 28, 2015	HK	100%	Investment holding company
Ningbo Taohaoche Technology Co., Ltd. (Wholly Foreign-owned Enterprise “WFOE” or “Ningbo Taohaoche”)	July 11, 2019	PRC	100%	WFOE, a holding company

VIEs
Ningbo Jiusheng Automobile Sales and Services Co., Ltd. (“Ningbo Jiusheng”)	September 18, 2017	PRC	VIE	Sales of automobiles
Qingdao Shengmeilianhe Import Automobile Sales Co., Ltd. (“Qingdao Shengmei”)	November 4, 2013	PRC	VIE	Sales of automobiles

Reorganization

Haitaoche and its wholly-owned subsidiary Haitaoche HK were established as the holding companies of Ningbo Taohaoche. Ningbo Taohaoche entered into a series of contractual arrangements with VIEs and VIEs’ shareholders on July 11, 2019, which allow Haitaoche to exercise effective control over VIEs and receive substantially all the economic benefits of them. These contractual agreements include Power of Attorneys, Exclusive Option Agreements, Exclusive Consulting and Service Agreements, Equity Pledge Agreements (collectively “VIE Agreements”).

In October and November 2020, Haitaoche, WFOE, Haitaoche VIE Entities and their nominee shareholder renewed the VIE agreements through a series of amended and restated contractual agreements and arrangements, in which no substantial change except for the change of nominee shareholder compared to the version signed on July 11, 2019.

As a result of these contractual arrangements, the Company is fully and exclusively responsible for the management of VIEs, assumes all of risk of losses of VIEs and has the exclusive right to exercise all voting rights of VIEs’ Shareholders. Therefore, the Company is considered the primary beneficiary of VIEs and has consolidated the assets, liabilities, results of operations, and cash flows of them.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

1.ORGANIZATION AND PRINCIPAL ACTIVITIES – continued

Haitaoche, Ningbo Jiusheng and Qingdao Shengmei are under common control before and after the reorganization, thus the consolidation of VIEs is accounted for in the manner consistent with a reorganization of entities under common control at carrying value. The consolidation of the Company has been prepared on the basis as if the reorganization had become effective as of the beginning of the first period presented in the consolidated financial statements.

The VIE contractual arrangements

Other subsidiaries of Haitaoche Limited and the original nominal shareholders of the two VIEs are doing advertising business in China which is the restricted industry and the government’s policies on WOFE and restricted industries changes from time to time. Haitaoche HK and Ningbo Taohaoche are considered a foreign-invested enterprise. To comply with PRC laws and regulations, Haitaoche primarily conducts its business in China through VIEs, based on a series of contractual arrangements. The following is a summary of the contractual arrangements that provide Haitaoche with effective control of its VIEs and that enables it to receive substantially all the economic benefits from their operations.

Each of the VIE Agreements is described in detail below:

Business Operation Agreements

Pursuant to the Business Operation Agreements, among WFOE and VIEs and their shareholders dated on July 11, 2019 which were amended in October and November 2020, each shareholder of VIEs confirms and agrees that without prior written consent of WFOE or other parties designated by WFOE, VIEs shall not engage in any transaction that would have material effects on its assets, business, personnel, obligations, rights and operation. VIEs and the shareholders agree to accept WFOE’s proposals from time to time relating to the employment or dismissal of employees, daily operation and management, and financial management system, and strictly implement the same. The shareholders agree that it shall issue the power of attorney, whereby, the shareholders shall irrevocably authorize WFOE’s designee to exercise the shareholder’s rights on behalf of the shareholder, and exercise all voting rights in the name of the shareholders in the shareholder’s meeting of VIEs. The shareholders further agree to replace the person authorized in such power of attorney, in accordance with WFOE’s requirement at any time. WFOE shall have the right to decide whether to terminate all the agreements between WFOE and VIEs, including by not limited to the Exclusive Consultancy and Services Agreement.

Agreement on Disposal of Equity and Assets

Pursuant to the Agreement on Disposal of Equity and Assets, among WFOE and VIEs and their shareholders dated on July 11, 2019, the parties agree that from the effective date of this agreement, save as disclosed to WFOE and approved by WFOE in writing in advance, WFOE has the exclusive option to purchase or designate a third party to purchase at any time, all the equity interest held by the authorizing party in VIEs or all the assets owned by VIEs, at the lowest price permitted under the laws and regulations of the People’s Republic of China at the time of the exercise of such option. This option shall be granted to WFOE upon the effectiveness of this agreement after it is executed by all parties, and such option shall be irrevocably and shall not be changed during the term of this agreement. This agreement shall come into force upon the execution by all parties and have a term of ten years. Before the expiration of this agreement, if WFOE requests, this agreement shall be renewed according to WFOE’s request, and the parties shall enter into another agreement on disposal of equity and assets or continue to perform this agreement as required by WFOE.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

1.ORGANIZATION AND PRINCIPAL ACTIVITIES – continued

Exclusive Consultancy and Services Agreement

Pursuant to the Exclusive Consultancy and Services Agreement, dated July 11, 2019, between WFOE and VIEs, WFOE agrees to provide relevant consultation and services to WFOE as the sole consulting and services provider of VIEs. VIEs agrees to accept the consultation and services provided by WFOE within the validity period of this agreement. VIEs further agrees that, except with the prior written consent of WFOE, VIEs shall not accept any consultation and services provided by any third party within the business scope set forth in this agreement during the term of this agreement. WFOE shall have sole and exclusive rights to and interests in all rights, ownership, interests and intellectual property rights arising from the performance of this agreement. VIEs undertakes that if it intends to conduct any business cooperation with other enterprises, it shall obtain the consent of WFOE, and under equal conditions, WFOE or its affiliated companies shall have the priority of cooperation. The parties agree that for each financial quarter when VIEs make profit, VIEs shall determine and pay the services fee.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreement, dated July 11, 2019 between WFOE, VIEs, and the shareholders of VIEs, the shareholders of VIEs, shall pledge all its Equity Interest in VIEs to WFOE as security for WFOE’s rights and interest. Unless otherwise expressly approved in writing by WFOE after the effectiveness of the agreement, the pledge hereunder may be discharged only after VIEs and the pledger have properly fulfilled all their duties and obligations under all the agreements, which shall be acknowledged by WFOE in writing. During the term of the pledge, if VIEs fail to pay service fee pursuant to the Exclusive Consultancy and Services Agreement, or fails to perform other terms of such agreement or any terms of the Business Operation Agreement and the Agreement on Disposal of Equity and Assets, WFOE shall have the right to enforce the pledge right pursuant to this agreement with a reasonable notice.

Risks in relation to the VIE structure

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, or the FIL, which took effect on January 1, 2020. The FIL does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign invested enterprises if they are ultimately “controlled” by foreign investors. Since the FIL is relatively new, uncertainties still exist in relation to its interpretation and implementation, and it is still unclear how the FIL would affect variable interest entity structure and business operation.

Haitaoche believes that the contractual arrangements with its VIEs and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

●	revoke the business and operating licenses of the Company’s PRC subsidiary and VIEs;
●	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIEs;
●	limit the Company’s business expansion in China by way of entering into contractual arrangements;
●	impose fines or other requirements with which the Company’s PRC subsidiary and VIEs may not be able to comply;
●	require the Company or the Company’s PRC subsidiary and VIEs to restructure the relevant ownership structure or operations; or

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

1.ORGANIZATION AND PRINCIPAL ACTIVITIES – continued

●	restrict or prohibit the Company’s use of the proceeds of the additional public offering to finance the Company’s business and operations in PRC.

The Company’s business has been directly operated by the VIEs. As of December 31, 2019 and 2020, the VIEs accounted for an aggregate of 99.99% and 99.99%, respectively, of the Company’s consolidated total assets, and 99.87% and 99.90% respectively of the Company’s consolidated total liabilities.

As of December 31, 2019 and 2020, there were no pledge or collateralization of the VIEs’ assets that can only be used to settle obligations of the VIEs. The amount of the net assets of the VIEs was $4,015,327 and $6,161,984 as of December 31, 2019 and 2020, respectively. The creditors of the VIEs’ third-party liabilities did not have recourse to the general credit of Haitaoche in normal course of business. Haitaoche has not provided any financial support to VIEs for the years ended December 31, 2019 and 2020.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of Haitaoche, its subsidiaries, its VIEs for which Haitaoche is the primary beneficiary. All inter-company transactions and balances have been eliminated upon consolidation.

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions includes allowance for prepaid expenses, other current and non-current assets, the useful lives of property and equipment, intangible assets and valuation allowance for deferred tax assets.

(d)	Fair value measurement

The Company applies Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

(d)	Fair value measurement- continued

Level 2 inputs to the valuation methodology include quoted prices for identical or similar assets and liabilities in active markets or in inactive markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying amounts of amount due from related parties, prepaid expense and other assets, advances from customers, amount due to related parties and accrued expenses and other current liabilities approximate their fair values because of their short-term nature.

(e)	Cash and cash equivalents

Cash and cash equivalents consist of cash in bank.

(f)	Prepaid expenses, other current assets and other non-current assets

Prepaid expenses, other current assets and other non-current assets consist of advances to suppliers, legal deposit, deductible input VAT, long-term receivables from suppliers and others. Advances to suppliers and long-term receivables from suppliers refer to advances for purchase of automobiles. The Company reviews a supplier’s credit history and background information before advancing a payment. The Company maintains an allowance for doubtful accounts based on a variety of factors, including but not limited to the aging of prepayments, concentrations, credit-worthiness, historical and current economic trends and changes in delivery patterns. If the financial condition of its suppliers were to deteriorate, resulting in an impairment of their ability to deliver goods or provide services, the Company would provide allowance for such amount in the period when it is considered impaired. There were no allowances recognized for the prepaid expenses, other current assets and other non-current assets for the years ended December 31, 2019 and 2020.

(g)	Property and equipment, net and intangible assets, net

Property and equipment as well as intangible assets are stated at cost less accumulated depreciation and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in income/loss in the year of disposition. Estimated useful lives are as follows:

Estimated Useful Life
Office equipment	3 Years
Furniture and fixtures	5 Years
Software	10 Years
Domain name	10 Years

(h)	Value added tax

Haitaoche’s China subsidiaries and VIEs are subject to value-added tax (“VAT”) for sales of automobiles. Revenue from sales of automobiles is generally subject to VAT at applicable tax rates, and subsequently paid to PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is reflected in accrued expenses and other payables. The Company reports revenue net of PRC’s VAT for all the periods presented in the consolidated statements of operations.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

(i)	Revenue recognition

The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, starting January 1, 2018 using the modified retrospective method for contracts that were not completed as of January 1, 2018. The adoption of this ASC 606 did not have a material impact on the Company’s consolidated financial statements, considering there were no unfinished contracts from prior years at the date of initial adoption.

The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

The Company primarily sells automobiles to car dealers and individual customers through signing written sales contracts. The Company presents the revenue generated from its sales of automobiles on a gross basis as the Company is a principal. The revenue is recognized at a point in time when the Company satisfies the performance obligation by transferring promised product to a customer upon acceptance by customers.

The following table identifies the disaggregation of the revenue for the years ended December 31, 2019 and 2020, respectively:

	For the years ended
	December 31,
	2019	2020
Sales of automobiles to car dealers	$38,233,976	$1,157,284
Sales of automobiles to individual customers	7,614,408	50,171
Net revenues	$45,848,384	$1,207,455

Advances from customers

Advances from customers for sales of automobiles are deferred when corresponding performance obligation is not satisfied and recognized as revenue upon the Company transfers the control of products to the customers. The balances of advances from customers as of December 31, 2019 and 2020 were $85,354 and $411,756, respectively.

(j)	Cost of revenue

Cost of revenue consists primarily of cost of automobiles purchased from domestic and overseas regions.

(k)	Government grants

The Company primarily receives tax refund and development supporting bonus from tax bureau and local government without any condition or restriction. The government grants are recorded in other income on the consolidated statements of operations in the period in which the amounts of such subsidies are received without future performance requirement. The recognized government grants recorded in other income were $60,798 and nil for the years ended December 31, 2019 and 2020, respectively.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

(l)	Income taxes

The Company accounts for income taxes using the asset/liability method prescribed by ASC 740 Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,484). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

As of December 31, 2019 and 2020, the Company did not have any significant unrecognized uncertain tax positions and the Company does not believe that its unrecognized tax benefits will change over the next twelve months. In addition, the Company did not have any interest or penalties associated with uncertain tax position.

(m)	Foreign currency translation

The reporting currency of the Company is the U.S. dollar (“USD” or “$”). The functional currency of subsidiaries, VIEs located in China is the Chinese Renminbi (“RMB”), the functional currency of subsidiaries located in Hong Kong is the Hong Kong dollars (“HK dollar” or “HK$”). For the entities whose functional currency is the RMB and HK$, result of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive (loss) income in the consolidated statements of comprehensive (loss) income.

Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Both exchanges rates were published by the Federal Reserve Board. Any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are shown as foreign currency exchange (gains) loss in the consolidated statements of operations and comprehensive income (loss) as incurred.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

The consolidated balance sheets amounts, with the exception of equity, on December 31, 2019 and 2020 were translated at RMB6.9618 to $1.00 and at RMB6.5250 to $1.00, respectively. Equity accounts were stated at their historical rates. The average translation rates applied to consolidated statements of operations and cash flows for the years ended December 31, 2019 and 2020 were RMB6.9081 to $1.00 and RMB6.9042 to $1.00, respectively.

(o)	Net income (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. Diluted income (loss) per share is calculated by dividing net income (loss) attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Potentially dilutive shares are excluded from the computation if their effect is anti-dilutive.

(p)	Comprehensive income (loss)

Comprehensive income (loss) is comprised of the Company’s net income and other comprehensive loss. The components of other comprehensive income (loss) consist solely of foreign currency translation adjustments.

(q)	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(r)	Concentrations of credit risk

As of December 31, 2019 and 2020, cash, and cash equivalents balances in the PRC are $3,545 and $607,360, respectively, which were primarily deposited in financial institutions located in Mainland China, and each bank account is insured by the government authority with the maximum limit of RMB 500,000 (equivalent to $72,420). To limit exposure to credit risk relating to deposits, the Company primarily place cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality and management also continually monitors the financial institutions’ credit worthiness.

The following table sets forth information as to each customer that accounted for 10% or more of total revenue for the years ended December 31, 2019 and 2020. The balances of accounts receivable were nil as of December 31, 2019 and 2020.

	Year ended		Year ended
	December 31, 2019,		December 31, 2020,
		% of		% of
Customer	Amount	Total	Amount	Total
A	$—	*	$629,090	52%
B	—	*	515,513	43%
C	11,171,714	24%	—	*
D	8,570,447	19%	—	*
Total	$19,742,161	43%	$1,144,603	95%

*	represented the percentage below 10%

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

(r)	Concentrations of credit risk- continued

The following table sets forth information as to each supplier that accounted for 10% or more of total purchase for the years ended December 31, 2019 and 2020. The balances of accounts payable were nil as of December 31, 2019 and 2020.

	Year ended		Year ended
	December 31, 2019,		December 31, 2020,
		% of		% of
Supplier	Amount	Total	Amount	Total
A	$—	*	$513,859	43%
B	—	*	324,004	27%
C			273,772	23%
D	6,807,495	15%	—	*
E	21,955,960	48%	—	*
Total	$28,763,455	63%	$1,111,636	92%

*	represented the percentage below 10%
(s)	Recent accounting standards

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. For public companies, the standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the guidance is permitted. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC Topic 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. In November 2019, ASU 2019-10, Codification Improvements to ASC 842 modified the effective dates of all other entities. For all other entities, the amendments in ASU 2019-10 are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early application of the guidance is permitted. The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company will adopt ASU 2016-02 from January 1, 2021 and will use the additional modified retrospective transition method provided by ASU No. 2018-11 for the adoption. The Company does not expect that this standard will have a material impact on its consolidated financial statements.

In June 2016, the FASB issued new accounting guidance ASU 2016-13 for recognition of credit losses on financial instruments, which is effective January 1, 2020, with early adoption permitted on January 1, 2019. The guidance introduces a new credit reserving model known as the Current Expected Credit Loss (CECL) model, which is based on expected losses, and differs significantly from the incurred loss approach used today. The CECL model requires measurement of expected credit losses not only based on historical experience and current conditions, but also by including reasonable and supportable forecasts incorporating forward-looking information and will likely result in earlier recognition of credit reserves. The Company will adopt ASU 2016-13 from January 1, 2021, and does not expect that this standard will have a material impact on its consolidated financial statements.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

(s)	Recent accounting standards- continued

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

3.PREPAID EXPENSES AND OTHER CURRENT ASSETS

As of December 31, 2019 and 2020, prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2019	2020
Advance to suppliers (1)	$—	$411,756
Deductible tax receivable	1,572	29,603
Others	2,982	—
Prepaid expenses and other current assets	$4,554	$441,359

(1)	The balance mainly represented the advances to suppliers for automobiles purchase as of December 31, 2020, which was fully settled subsequently in first quarter of 2021.

4.INTANGIBLE ASSETS

	As of December 31,
	2019	2020
Domain names (1)	$—	$289,164
Others	8,333	7,234
Total	8,333	296,398
Less: Accumulated amortization	(1,099)	(3,098)
Intangible assets, net	$7,234	$293,300

(1)	The Company acquired several domain names for use with the Company’s of operation.

5.OTHER NON-CURRENT ASSETS

As of December 31, 2019 and 2020, other non-current assets consisted of the following:

	As of December 31,
	2019	2020
Long-term receivables from suppliers(1)	$4,077,373	$4,441,638
Legal deposit	97,065	103,563
Other non-current assets	$4,174,438	$4,545,201

(1)	Other non-current assets mainly represented the receivable from a foreign supplier, Brueggmann Group (“BG”) in Germany, for prepayment made in early 2016 of automobiles purchase. BG has never delivered the automobiles. The prepayment amounts were $3,884,212 and $4,231,221, as of December 31, 2019 and 2020, respectively.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

5.OTHER NON-CURRENT ASSETS – continued

In August 2018, the Company filed a lawsuit under the district court of Hamburg (Landgericht Hamburg) against 1) Michael Brueggmann-Kirschberger and 2) Dirk Bjoern Kirschberger ("Defendants"), who are the CEO and Marketing Director, respectively, of BG. The Company filed this lawsuit to assert its refund claims against Defendants in the amount of EUR 3,459,706 plus interest. The first oral hearing took place in February 2020 before the Court. Further hearings followed in June and October 2020. In all these hearings, the Court focused on the question whether it has jurisdiction over the case. With its interlocutory judgement, which was issued by the Court on November 16, 2020, the court confirmed its jurisdiction. Defendants are entitled to appeal this decision and ask the Higher Regional Court in Hamburg for review. With letter dated December 9, 2020 submitted to external legal counsel on December 18, 2020, Defendants have appealed this judgement. With court order dated April 14, 2021, the Higher Regional Court in Hamburg indicated that it has dismissed Defendants’ appeal. Defendants have been granted a period of 2 weeks to comment on this court order. As of the date of issuance of this financial statements, the Defendants have asked for an extension of time for their brief till May 10, 2021, which have been granted.

As of the date of issuance of these consolidated financial statements, although lawsuit is still ongoing, the Company’s management, with the assistance of its external legal counsel, believes it has solid factual and legal arguments for the claim and expects the recovery of the amounts to be probable later than one year. Therefore, the balances were presented as non-current assets, and no allowances were recognized as of December 31, 2019 and 2020.

6.RELATED PARTY TRANSACTIONS AND BALANCES

The following is a list of related parties which the Company has transactions with during the years ended December 31, 2019 and 2020:

	Name	Relationship
(a)	Beijing Haitaoche Consulting Co., Ltd. (“Beijing Haitaoche”)	An entity ultimately controlled by Mr. Lin Mingjun (“Mr. Lin”), controlling shareholder and chief executive officer of the Company
(b)	Mr. Huang Erquan	Supervisor of Ningbo Jiusheng
(c)	Mr. Wu Xinyu	General manager of Ningbo Jiusheng
(d)	Ningbo Lulufa Automobile Sales Co., Ltd. (“Ningbo Lulufa”)	An entity ultimately controlled by Mr. Lin
(e)	Ningbo Haitaoche Technology Co., Ltd. (“Ningbo Haitaoche”)	An entity ultimately controlled by Mr. Lin
(f)	Ningbo Meishan Haitaoche International Trading Co., Ltd. (“Meishan Haitaoche”)	An entity ultimately controlled by Mr. Lin
(g)	Beijing Lulufa Network Co., Ltd. (“Beijing Lulufa”)	An entity ultimately controlled by Mr. Lin
(h)	Ningbo Meishan Baoshuigangqu Lelebai Investment Co., Ltd. (“Lelebai”)	An entity ultimately controlled by Mr. Lin
(i)	Shanghai Jieying Automobile Sales Co., Ltd. (“Shanghai Jieying”)	A subsidiary of Kaixin Auto Holdings, in which Mr.Lin is Chief Executive Officer
(j)	Beijing Qilin Zhenyi Information Technology Co., Ltd. (“Beijing Qilin”)	A subsidiary of Kaixin Auto Holdings, in which Mr.Lin is Chief Executive Officer

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

6.RELATED PARTY TRANSACTIONS AND BALANCES – continued

Amounts due from related parties

As of December 31, 2019 and 2020, amounts due from related parties, consisted of the following:

	As of December 31,
	2019	2020
Shanghai Jieying (1)	$—	$689,655
Beijing Qilin (1)	—	15,326
Beijing Haitaoche	195,998	—
Amounts due from related parties	$195,998	$704,981

(1)	The balance mainly consisted of advanced funds provided to related parties to finance daily operations.

Amounts due to related parties

As of December 31, 2019 and 2020, amounts due to related parties consisted of the following:

	As of December 31,
	2019	2020
Beijing Haitaoche (1)	—	10,115
Ningbo Haitaoche (2)	278,836	—
Amounts due to related parties	$278,836	$10,115

(1)	The balance mainly represented the payable to Beijing Haitaoche of consulting fee.
(2)	The balance mainly represented the advance fund from the related party for daily operational purpose.

Related party transactions

During the years ended December 31, 2019 and 2020, the Company had the following material related party transactions:

	For the years ended
	December 31,
	2019	2020
Advance fund from related parties for daily business operations:
Meishan Haitaoche	$—	$3,765,829
Lelebai	—	796,618
Ningbo Haitaoche	30,999,997	579,373
Beijing Haitaoche	2,969,726	197,634
Ningbo Lulufa	—	152
Beijing Lulufa	55,008	—

Automobiles purchased from related parties:
Beijing Lulufa	1,429,723	513,859
Ningbo Haitaoche	3,625,965	—
Beijing Haitaoche	587,294	—
Automobiles deposit received from a related party:
Meishan Haitaoche	253,158	—

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

6.RELATED PARTY TRANSACTIONS AND BALANCES – continued

	For the years ended
	December 31,
	2019	2020

Automobiles sold to related parties:
Meishan Haitaoche	11,171,714	—

Operating advance to related parties:
Meishan Haitaoche	—	3,765,829
Ningbo Haitaoche	31,117,540	860,535
Lelebai	—	796,618
Shanghai Jieying	—	651,778
Beijing Qilin	—	14,484
Ningbo Lulufa	—	152
Beijing Lulufa	55,008	—
Beijing Haitaoche	3,167,247	—

Vehicle deposit recognized into revenue:
Meishan Haitaoche	434,270	—

Technical service fee paid to a related party:
Beijing Haitaoche	117,717	9,559

Proceeds from interest free borrowings:
Mr. Wu Xinyu	405,319	—

Repayments of interest-free borrowings:
Mr. Huang Erquan	4,020,852	—
Mr. Wu Xinyu	611,163	—

7.INCOME TAXES

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was announced on the following day. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD 2 million will be taxed at 16.5%. The Company’s Hong Kong subsidiaries did not have assessable profits that were derived in Hong Kong for the years ended December 31, 2019 and 2020. Therefore, no Hong Kong profit tax has been provided for the years ended December 31, 2019 and 2020.

PRC

The Company’s PRC subsidiary, VIEs are subject to the PRC Enterprise Income Tax Law (“EIT Law”) and are taxed at the statutory income tax rate of 25%, unless otherwise specified.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

7.INCOME TAXES – continued

The components of the income tax expense are as follows:

For the years ended
December 31,
	2019	2020
Current income tax expense	$—	$—
Deferred income tax expense	—	—
Total income tax expense	$—	$—

The reconciliations of the statutory income tax rate and the Company’s effective income tax rate are as follows:

	For the years ended
	December 31,
	2019	2020
Net (income) loss before provision for income taxes	$109,650	$166,325
PRC statutory tax rate	25%	25%
Income tax (expense) benefit at statutory tax rate	27,413	41,581

Expenses not deductible for tax purpose	—	—
Effect on valuation allowance	(27,413)	(41,581)
Income tax expense	$—	$—
Effective tax rates	0%	0%

The tax effect of temporary difference under ASC Topic 740 “Accounting for Income Taxes” that gives rise to deferred tax asset as of December 31, 2019 and 2020 is as follows:

	As of December 31,
	2019	2020
Deferred tax assets:
Tax loss carry forwards	$401,895	$388,064
Valuation allowance	(401,895)	(388,064)
Deferred tax assets, net	—	—

The movements of the valuation allowance are as follows:

	As of December 31,
	2019	2020
Balance at the beginning of the year	380,888	401,895
Current year addition	27,413	63,017
Reduction due to usage of NOL	—	(21,435)
Reduction due to statute expiration	(1,473)	(55,527)
Exchange rate effect	(4,933)	115
Balance at the end of the year	401,895	388,064

As of December 31, 2020, the Company had tax losses carryforwards of $1,566,096. The Company determined that the negative evidence outweighed the positive evidence, and therefore the Company evaluated there might be not enough taxable income to settle the tax loss carry forwards which will expire from 2021 to 2025. Therefore, the Company has recorded a full allowance for its deferred tax assets.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

8.EQUITY

(a)	Ordinary shares

The Company was established under the laws of the Cayman Islands on January 13, 2015. The authorized number of ordinary shares was 47,473,684 with par value of $0.001 per share. Ordinary shares of the Company amounted to 8,000,000 as of December 31, 2019 and 2020.

The shareholders’ equity structures as of December 31, 2019 and 2020 were presented after giving retroactive effect to the reorganization of the Company that was completed on July 11, 2019. Immediately before and after reorganization, the Company together with its wholly-owned subsidiary and its VIEs were effectively controlled by the same shareholders.

(b)	Preferred shares

As of December 31, 2020, the authorized number of preferred shares is 3,020,734,with a par value of US0.001, which consisted of 2,000,000 Series A preferred shares and 1,020,734 Series A-1 preferred shares. The Board of Directors may from time to time declare dividends and other distributions to preferred shareholders. Each preferred share shall be convertible into one ordinary share subject to adjustment for stock dividends or stock splits and have the same voting rights as ordinary shares

On November 30, 2020, Haitaoche issued 494,418 Series A-1 preferred shares to FIT RUN Limited.

All preferred shares of Haitaoche will be exchanged for ordinary shares of Kaixin Auto Holdings (“Kaixin”) at a conversion ratio of 1:6.7178 upon the completion of Kaixin’s acquisition of the Company, see Note 11 for further discussion.

(c)	Statutory reserve and restricted net assets

Ningbo Taohaoche, Ningbo Jiusheng, and Qingdao Shengmei operate in the PRC, therefore, they are required to reserve 10% of their net profit after income tax, as determined in accordance with the PRC accounting rules and regulations. Appropriation to the statutory reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year. The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory reserve. Appropriation to the statutory reserve must be made before distribution of dividends to shareholders. The appropriation is required until the statutory reserve reaches 50% of the registered capital. This statutory reserve is not distributable in the form of cash dividends.

Relevant PRC statutory laws and regulations permit the payment of dividends by the Company’s PRC subsidiary and VIEs only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, registered share capital and capital reserve accounts are also restricted from distribution. As a result of these PRC laws and regulations, the Company’s PRC subsidiary and VIEs is restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. The Company’s restricted net assets, comprising of additional paid-in-capital and statutory reserve of Company’s PRC subsidiary and VIEs, were $5,500,440 and $7,632,213 as of December 31, 2019 and 2020, respectively.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

9.COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases its offices under non-cancelable operating lease agreements. Rent and related utilities expense under all operating leases, included in operating expenses in the consolidated statements of operations and comprehensive (loss) income, amounted to $27,496 and $1,615for the years ended December 31, 2019 and 2020, respectively.

The future minimum rental payments required under operating leases as of December 31, 2021 amounted to $292.

10.CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The condensed financial information of the parent company, Haitaoche Limited, has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company has used equity method to account for its investment in its subsidiaries.

Haitaoche’s share of income and losses from its subsidiaries, and VIEs is reported as losses from subsidiaries, and VIEs in the accompanying condensed financial information of parent company.

Haitaoche is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, Haitaoche is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Haitaoche did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2019 and 2020.

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

10.CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY- continued

PARENT COMPANY BALANCE SHEETS

	As of December 31,
	2019	2020
ASSETS
Investment in subsidiaries and consolidated VIEs	4,015,116	6,161,624
Total assets	$4,015,116	$6,161,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	—	—

Shareholders’ equity
Preferred shares (par value of $0.001per share; 2,526,316 and 3,020,734 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	2,526	3,021
Ordinary shares (par value of $0.001 per share; 47,473,684 shares authorized and 8,000,000 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	8,000	8,000
Additional paid-in capital	5,492,875	7,624,648
Accumulated deficit	(1,488,285)	(1,474,045)
Total shareholders’ equity	4,015,116	6,161,624
Total liabilities and shareholders’ equity	$4,015,116	$6,161,624

HAITAOCHE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars except for number of shares)

10.CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY- continued

PARENT COMPANY STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the years ended
	December 31,
	2019	2020
Operating income:
Share of income of subsidiaries	$2,778	$15,794

Loss before income tax expense	2,778	15,794
Income tax expense	—	—
Net loss	2,778	15,794

Other comprehensive (loss) income	—	—

Total comprehensive (loss) income	$2,778	$15,794

PARENT COMPANY STATEMENTS OF CASH FLOWS

For the years ended
December 31,
	2019	2020
Cash flows from operating activities	$—	$—
Cash flows from investing activities	—	—
Cash flows from financing activities	—	—
Net increase in cash, cash equivalents and restricted cash	—	—
Cash, cash equivalents and restricted cash, at beginning of year	—	—
Cash, cash equivalents and restricted cash, at end of year	$—	$—

11.SUBSEQUENT EVENTS

On December 31, 2020, Kaixin Auto Holdings (Kaixin) announced that it entered into share purchase agreement (the “SPA”) with the shareholders of Haitaoche. Pursuant to the SPA, Kaixin will acquire 100% of the share capital of Haitaoche from the shareholders (the “Acquisition”). As consideration for the Acquisition, Kaixin will issue 74,035,502 ordinary shares of Kaixin to the shareholders of Haitaoche. Each ordinary shares and preferred share of Haitaoche shall be convertible into such number of ordinary shares of Kaixin at the conversion ratio of 1:6.7178. Upon the completion of the Acquisition, the Haitaoche shareholders will collectively hold 51% of Kaixin’s issued and outstanding shares. On April 15, 2021, NASDAQ approved the acquisition of 100% of the share capital of Haitaoche pursuant to the SPA.

The Company has performed an evaluation of subsequent events through the date of the consolidated financial statements were issued, and determined that no events that would have required adjustment or disclosure in the consolidated financial statements other than those discussed in above.